DUKE REALTY INVESTMENTS, INC.
          AMENDMENT OF AMENDED AND RESTATED BY-LAWS


     RESOLVED, That Section 5.08 of the Amended and Restated
By-Laws of Duke Realty Investments, Inc. is amended to read as follows:

     Section   5.08.    Number   of   Directors   and  Classification
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     of  Board  of Directors.  (a)   The number of Directors shall be
     twelve (12). (b)    There shall be three (3) classes of
     Directors, each class to be as nearly equal in number as possible. The Directors of one class have been elected for a term expiring in 1998; the Directors of a second class have been elected for a term expiring in 1999; and the Directors of a third class have been elected for a term expiring in 2000. At each annual meeting of the shareholders, one (1) class of Directors shall be elected for a term of three (3) years, or until their successors have been duly elected and qualified, to replace those Directors whose terms expire at such annual meeting.